Calculation of Filing Fee Tables
S-8
BRAND HOUSE COLLECTIVE, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value per share	Other	3,000,000	$ 2.28	$ 6,840,000.00	0.0001531	$ 1,047.20
Total Offering Amounts:						$ 6,840,000.00		$ 1,047.20
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,047.20
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers and indeterminate amount of interests to be offered and issued under the Amended and Restated 2002 Equity Incentive Plan (the "Plan") to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) Estimated in accordance with Rule 457(h)(1) and (c) under the Securities Act solely for the purposes of calculating the registration fee, based on the average high and low prices of the Registrant's common stock reported on September 12, 2025, as reported by The Nasdaq Stock Market, which was $2.28 per share. (3) Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of the additional securities available for issuance under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A